UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Gulfport Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	86-3684669
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3001 Quail Springs Parkway Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.0001 par value per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

General

As previously disclosed, on November 13, 2020, Gulfport Energy Corporation (the “Predecessor”) and certain of its subsidiaries (together with the Predecessor, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors’ chapter 11 cases are jointly administered under the caption In re Gulfport Energy Corporation, et al., Case No. 20-35562 (DRJ). On April 15, 2021, the Debtors filed the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries (the “Plan”).

On April 28, 2021, the Bankruptcy Court entered an order approving and confirming the Plan (the “Confirmation Order”), a copy of which was included as Exhibit 2.1 to the Predecessor’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2021 and which is incorporated herein by reference.

On May 17, 2021 (the “Effective Date”), the Debtors satisfied the conditions specified in the Confirmation Order and in the Plan and the Plan became effective.

Pursuant to the Plan and as part of the Debtors’ emergence from bankruptcy, reorganized Gulfport Energy Corporation (the “Company”) was incorporated under the laws of the State of Delaware on April 30, 2021, as evidenced by the Certificate of Incorporation (the “Certificate of Incorporation”). On May 14, 2021, pursuant to the Plan, the Predecessor effectuated certain restructuring transactions, including entering into a Plan of Merger with Gulfport Merger Sub, Inc., a newly formed, wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub was merged with and into Predecessor, resulting in the Predecessor became a wholly owned subsidiary of the Company. On the Effective Date, the Company filed an Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”) with the State of Delaware authorizing new common stock, par value $0.0001 per share (the “Common Stock”). On the Effective Date, pursuant to the Plan, the Company issued an aggregate of approximately 19,845,780 shares of Common Stock. This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended, the Common Stock issued pursuant to the Plan. The Company has applied to list the Common Stock on The New York Stock Exchange under the symbol “GPOR.”

Also on the Effective Date, the Company adopted its amended and restated bylaws (the “Bylaws”).

Authorized Capitalization

As of the Effective Date, the Company’s authorized capital stock consists of 42,110,000 shares, which include 42,000,000 shares of common stock and 110,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

A description of the Common Stock is contained in the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2021, which description is incorporated herein by reference. The description of the Common Stock does not purport to be complete and is subject to the Bylaws, a copy of which is attached to this registration statement, together with the A&R Certificate of Incorporation, as Exhibits 3.1 and 3.2, respectively, and incorporated by reference herein.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain holders of the Common Shares by and among the Company and the parties set forth therein.

A description of the material provisions of the Registration Rights Agreement is contained in the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2021, which description does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Item 2. Exhibits.

Exhibit Number	Name of Exhibit
2.1	Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries (incorporated by reference to Exhibit 2.2 to Gulfport Energy Corporation’s Current Report on Form 8-K filed on April 29, 2021).
3.1	Bylaws of Gulfport Energy Corporation (incorporated by reference to Exhibit 3.2 to Gulfport Energy Corporation’s Current Report on Form 8-K filed on May 17, 2021).
3.2	A&R Certificate of Incorporation of Gulfport Energy Corporation (incorporated by reference to Exhibit 3.2 to Gulfport Energy Corporation’s Current Report on Form 8-K filed on May 17, 2021).
4.1	Registration Rights Agreement by and among Gulfport Energy Corporation and the holders named therein (incorporated by reference to Exhibit 10.2 to Gulfport Energy Corporation’s Current Report on Form 8-K filed on May 17, 2021).
99.1	Order (I) Confirming the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries and (II) Granting Related Relief. (incorporated by reference to Exhibit 2.1 to Gulfport Energy Corporation’s Current Report on Form 8-K filed on April 29, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gulfport Energy Corporation

By:	/s/ Patrick K. Craine
Name:	Patrick K. Craine
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: May 17, 2021

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